Exhibit 5.1

lawyers@saul.com www.saul.com

May 16, 2017

Corporate Office Properties Trust

6711 Columbia Gateway Drive

Suite 300

Columbia, Maryland 21046

Re:                   Registration Statement on Form S-8
2017 Omnibus Equity and Incentive Plan

Ladies and Gentlemen:

We are issuing this opinion in connection with the registration by Corporate Office Properties Trust, a Maryland real estate investment trust (the “Company”), pursuant to a registration statement on Form S-8 (the “S-8 Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), of 3,400,000 common shares of beneficial interest, $0.01 par value, of the Company (the “Common Shares”) that may be offered and sold under the Company’s 2017 Omnibus Equity and Incentive Plan (the “Plan”).

As a basis for our opinions, we have examined the following documents:

(i)                                     the S-8 Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Act;

(ii)                                  the Amended and Restated Declaration of Trust of the Company dated March 3, 1998, as amended October 12, 2001, September 12, 2003, December 28, 2004, May 27, 2008, May 19, 2010, June 19, 2012, June 25, 2012, September 22, 2014 and May 15, 2017, and as supplemented from time to time (the “Declaration of Trust”);

(iii)                               the Bylaws of the Company (the “Bylaws”);

(iv)                              resolutions adopted by the Board of Trustees of the Company on March 8, 2017 and May 11, 2017 (the “Resolutions”);

(v)                                 a good standing certificate for the Company from the State Department of Assessments and Taxation of the State of Maryland dated May 15, 2017;

500 E. Pratt Street • Suite 900 • Baltimore, MD 21202-3133

Phone: (410) 332-8600 • Fax: (410) 332-8862

DELAWARE    MARYLAND    MASSACHUSETTS    NEW JERSEY    NEW YORK    PENNSYLVANIA    WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

(vi)                              the Plan;

(vii)                           a certificate of the secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws of the Company, the resolutions of the Company’s trustees approving the filing of the S-8 Registration Statement, and other matters that we have deemed necessary and appropriate (the “Secretary’s Certificate”); and

(viii)                        such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a)                                 that all signatures on all documents submitted to us for examination are genuine;

(b)                                 the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(c)                                  the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(d)                                 that all persons executing any documents on behalf of any party are duly authorized;

(e)                                  that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Common Shares;

(f)                                   that at the time of delivery of the Common Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Common Shares will not have been modified or rescinded;

(g)                                  that the issuance, execution and delivery of the Common Shares, and the compliance by the Company with the terms of the Common Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

(h)                                 that the consideration received or proposed to be received for the issuance and sale or reservation for issuance of any offering of the Common Shares of the Company as contemplated by the S-8 Registration Statement is not less than the par value per share; and

(i)                                     that the aggregate number of shares of the Company which would be outstanding after the issuance or reservation for issuance of the Common Shares, and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company, does not exceed the number of then-authorized shares of the Company or of the then-authorized shares within the applicable class or series of common shares or preferred shares of the Company.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of David L. Finch, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter.  We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1.                              The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

2.                              The Common Shares have been duly and validly authorized and, when the Common Shares are issued and delivered in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i)                                     We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland.  We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii)                                  We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii)                               We express no opinion on the application of federal or state securities laws to the transactions contemplated in the S-8 Registration Statement.

This opinion is being furnished to you, for your benefit, and for your transfer agent, Wells Fargo Shareowner Services, who may rely on this opinion.  The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the S-8

Registration Statement.  The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ SAUL EWING LLP